Exhibit 10.11

MASTER SUPPLY AGREEMENT
BY AND BETWEEN
[SUPPLIER ENTITY]
AND
[PURCHASER NAME]
DATED AS OF
[●], 2024

MASTER SUPPLY AGREEMENT
[Note to Draft: There will be one Master Supply Agreement executed in each direction – with ParentCo as Supplier and SpinCo as Purchaser and vice versa.]
This MASTER SUPPLY AGREEMENT (this “Agreement”), dated as of [●], 2024 (the “Effective Date”), is entered into by and between [SUPPLIER], a [●] [corporation] (“Supplier”), and [PURCHASER], a [●] [corporation] (“Purchaser” and, together with Supplier, the “Parties” and each, individually, a “Party”).
RECITALS
WHEREAS, Supplier and Purchaser are parties to that certain Separation and Distribution Agreement, dated as of [●], 2024 (the “SDA”);
WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business and to separate the SpinCo Business from the Parent Business. Pursuant to the SDA and the Separation Step Plan, Parent will contribute certain SpinCo Assets held by it to SpinCo, in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities, (ii) the issuance by SpinCo to Parent of SpinCo Shares, and (iii) the Cash Transfer and, following such contribution, Parent will effect the distribution, on a pro rata basis, to holders of Parent Shares of at least 80.1% of the outstanding SpinCo Shares owned by Parent; and
WHEREAS, this Agreement is an “Ancillary Agreement” pursuant to the SDA;
WHEREAS, this Agreement is being entered into by the Parties in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the SDA; and
WHEREAS, consistent with SpinCo’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the SDA, this Agreement sets forth the terms and conditions pursuant to which each of SpinCo and Parent (as applicable) purchase and supply the other Party with certain products following the Effective Date.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.2.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SDA. As used in this Agreement, the following terms shall have the following meanings:
“Cybersecurity Incident” has the meaning set forth in the Transition Services Agreement.

“Dispute” means any claim or dispute between the Parties arising out of, or relating to, a Product or this Agreement.
“Portfolio Action” means the sale or disposition by either Party of any assets or entities or lines of businesses of such Party including by way of merger, business combination, or similar transaction.
“Engineering Change” means a change in any of the following (as determined by Purchaser in its discretion, even if the Specifications are not changed) that could impact the regulatory status or the fit, form, or function of the material provided: Product formulation, raw materials (including source of supply), manufacturing methodology, or manufacturing location.
“Forecast” means Purchaser’s documented estimate by month or other relevant time period for its anticipated purchases of a Product.
“IP Cross-License Agreement” means the Intellectual Property Cross-License Agreement entered into by the Parties on or around the date of this Agreement.
“Information Technology Systems” has the meaning set forth in the Transition Services Agreement.
“Order” or “Purchase Order” means a purchase order issued by Purchaser to purchase Product.
“Outside Date” means 12 years following the Effective Date for Regulated Products and 10 years following the Effective Date for any other Products.
“Personal Information” has the meaning set forth in the Transition Services Agreement.
“Product” means the product(s) specified in Appendix A or, with respect to a Sub-Agreement, as specified in such Sub-Agreement.
“Protected Health Information” has the meaning set forth in the Transition Services Agreement.
“Purchaser Confidential Information” means any non-public business, technical or other information in any form or medium of Purchaser, any of its Affiliates or any of its or their respective representatives, including any information relating to Purchaser’s or any of its Affiliates’ business practices, processes and systems (including those related to supply chain, sourcing, manufacturing, finance, human resources and information technology), product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development, trade secrets or know-how, if, in any such case, such information (i) is designated by Purchaser as “confidential” or “proprietary” or “restricted” or (ii) would, under the circumstances taken as a whole, reasonably be understood to be confidential.
“Purchaser Equipment” means any tooling or other equipment Purchaser provides to Supplier or for which Purchaser reimburses Supplier.
“Purchaser Facilities” means Purchaser’s facilities, offices, plants, and buildings.
“Purchaser Material” means all materials furnished by Purchaser to Supplier in connection with this Agreement.

“Purchaser Systems” means Purchaser’s digital device network, data storage systems, and data processing systems, including Purchaser’s Information Technology Systems.
“Recall” means (a) any recall, withdrawal, stop sale, or other corrective action, quality control action, or retrofit of Product; (b) any regulatory action involving Product or any of its components; or (c) having to provide a safety notice for all or part of any Product.
“Regulated Product” has the meaning set forth in Section 4.1(d)(ii).
“Specifications” means any packaging, Product, or service standards, specifications, and other requirements, set forth in a Sub-Agreement or a quality agreement, or agreed to by the Parties at the time of any Order or otherwise approved in writing by Purchaser.
“Sub-Agreement” means a written document that: (a) concerns the subject matter of this Agreement; (b) self-identifies to this Agreement; (c) allows purchases by a specific Purchaser Affiliate, business, or division; and (d) is signed by an authorized representative of each Party.
“Supplier Personnel” means any personnel assigned or engaged by Supplier to perform Supplier’s obligations under this Agreement including employees and agents of Supplier, a Supplier Affiliate, or a Purchaser-approved subcontractor.
“Term” means the period commencing on the Effective Date and ending on the date this Agreement terminates or expires under Article 4.
“Termination” means any termination of this Agreement under Section 4.2.
“Transition Period” means, with respect to a Product for which a Notice of Third-Party Supplier has been issued, the period needed (i) if applicable, to seek and obtain new or additional Governmental Approvals or regulatory requalification of manufacturing equipment, processes or materials and (ii) for the Third-Party Supplier to scale production of the applicable Product(s) to meet Purchaser’s Forecast, but no event longer than the applicable long-stop dates set out in Section 4.1(d). For the avoidance of doubt, with respect to any Product, the Transition Period shall not extend beyond the date where Purchaser has an alternative source of supply or an acceptable alternative to such Product at production scale to meet Purchaser’s Forecast (i.e., Supplier will not be required to be a second source of supply).
“Transition Services Agreement” or “TSA” means the Transition Services Agreement entered into between Supplier and Purchaser on or around the date of this Agreement.
“Third-Party Supplier” means, for any Product, a Third Party source of supply or manufacturer of such Product (or an acceptable substitute or equivalent to such Product).
“Validated Production Samples” means, for any Product subject to a Notice of Third-Party Supplier, product samples that (i) meet the applicable Product Specifications, (ii) are manufactured by the Third-Party Supplier on production lines and (iii) are validated against the Purchaser’s applicable process qualification standard (i.e., Installation Qualification (IQ): equipment and infrastructure installed correctly and in accordance with the intended design and specifications; Operational Qualification (OQ): process operates within its specified parameters and meets the predefined operational requirements; and Performance Qualification (PQ): process consistently produces products that meet the required quality standards.)
Section 1.3.    Other Defined Terms
Term    Section
3rd Party Supplier........................................................................................................Section 4.1(b)
Agreement.....................................................................................................Introductory paragraph
BCI.................................................................................................................................Section 14.3
Buyer...........................................................................................................................Section 3.7(b)
Cross-Border Shipment....................................................................................................Section 7.2
Damages.........................................................................................................................Section 10.1
Domestic Shipment..........................................................................................................Section 7.2
Effective Date...............................................................................................Introductory paragraph
Exclusive Products......................................................................................................Section 3.7(c)
Indemnified Persons.......................................................................................................Section 10.1
Indemnifying Party........................................................................................................Section 10.1
Initial Term..................................................................................................................Section 4.1(a)
Non-Performing Party....................................................................................................Section 15.1
Parties............................................................................................................Introductory paragraph
Party..............................................................................................................Introductory paragraph
PFAS...........................................................................................................................Section 3.4(b)
PFAS Products............................................................................................................Section 3.4(b)
Product Price....................................................................................................................Section 6.1
Purchaser Exclusive Customers..................................................................................Section 3.7(c)
SA Contact...................................................................................................................Section 2.3(a)
SA Sub-Committee.....................................................................................................Section 2.3(b)
Semi-Finished Products...............................................................................................Section 3.7(a)
SDA.......................................................................................................................................Recitals
Supplier.........................................................................................................Introductory paragraph
Supplier Exclusive Customers.....................................................................................Section 3.7(c)
Trade Compliance Rules................................................................................................Section 16.1
Trademarks.....................................................................................................................Appendix F
Section 1.4.    Hierarchy. The appendices to this Agreement shall form part of this Agreement. In case of any conflicts, the front-end of this Agreement shall prevail over its appendices, unless explicitly set out otherwise in the relevant appendix with reference to the clause in the front-end from which it deviates. In the event of a conflict between the terms of the SDA and the terms of this Agreement, the terms of the SDA shall prevail, unless explicitly set out otherwise in this Agreement with reference to the clause in the SDA from which it deviates.
ARTICLE 2
GENERAL
Section 2.1.    Affiliate Sub-Agreement. If required under applicable Law or for accounting, operational, tax or regulatory reasons, the Parties or any of their Affiliates may agree to prepare and execute (or procure the execution of) local Sub-Agreements between the Parties’ local Affiliates in the relevant countries which shall be based on and reflect the terms and conditions of this Agreement to the greatest extent possible and only deviate from the terms and conditions in this Agreement to the extent required under applicable local Law in such countries or to address the accounting, operational, tax or regulatory issues. Prior to entering into any such Sub-Agreements, the Parties shall discuss and, acting reasonably and in good faith, agree on such changes to such terms and conditions which are required by applicable Law or are necessary in order to address or mitigate any applicable legal, financial, accounting, operational, tax or regulatory issues specific to such countries reasonably raised by either Party. Each Party shall procure that its respective Subsidiaries comply with their respective obligations under the relevant Sub-Agreement and the Parties shall not be liable under any Sub-Agreement unless they are also a party to such Sub-Agreement.
Section 2.2.    Compliance with Law and Other Requirements. Each Party affirms that it has in place a business conduct and compliance program that includes policies, standards, procedures, and training concerning legal and regulatory compliance, including anti-bribery Laws. In performance of this Agreement and in the making and selling of Product, each Party will comply with its applicable program in this regard. Under no circumstances will either Party in performing this Agreement offer or make any payment or give anything of value to another person or entity where such payment or thing would violate an applicable anti-bribery Law or regulation. Should either Party discover information indicating a failure to comply with this Section 2.2, it will provide reasonable notice to the other Party, and if reasonably necessary, cooperate in providing applicable records for inspection or access to representatives to assess compliance with this Agreement.
Section 2.3.    Performance Contacts.
(a)    Each Party will designate an individual to act as its primary point of operational contact for the administration and operation of this Agreement as soon as reasonably practicable after the Effective Date and inform the respective other Party accordingly (each, an “SA Contact”). The SA Contacts have overall responsibility for coordinating performance of this Agreement and managing day-to-day interactions between the Parties, including making available to the other Party the necessary information and support reasonably required for the continued manufacture and supply of Products hereunder. The SA Contacts will meet or confer as appropriate to promote open and efficient communication between the Parties regarding effective and coordinated performance of this Agreement and resolution of questions and issues related to Products. The SA Contacts will also meet on a quarterly basis, or at such other frequency as they may agree to, to review the overall supply relationship, review designated key performance indicators or other relevant metrics, and address material issues that may arise in the Purchaser/Supplier relationship. A Party may change its SA Contact at any time with notice to the other Party.
(b)    The Parties agree that the Transition Committee shall, during its first meeting, establish a Supply Agreement subcommittee to provide oversight for the administration of this Agreement in accordance with Section 2.16 of the SDA (the “SA Sub-Committee”) and determine the procedures and composition for the SA Sub-Committee to manage all responsibilities delegated to it by the Transition Committee. The Parties shall set out the procedures and composition of the SA Sub-Committee determined by the Transition Committee on a schedule to the SDA.
ARTICLE 3
SUPPLY OF PRODUCT
Section 3.1.    Supply of Product. Supplier will sell Products to Purchaser under the terms of this Agreement. Unless stated otherwise in a Sub-Agreement, this Agreement is not a requirements contract, outputs contract, or an exclusive dealing contract. Supplier will manufacture and supply Product to Purchaser, in compliance with this Agreement, upon acceptance of an Order. If Supplier anticipates any difficulty in supplying Product, Supplier will notify Purchaser promptly and initiate discussions on how to resolve the issue. Supplier will maintain and implement disaster recovery plan adequate to minimize any business disruptions. Purchaser may review Supplier’s disaster recovery plan upon request.
Section 3.2.    Product Specifications. Supplier will manufacture each Product in accordance with its applicable Specification. Specifications may be attached hereto (or, as applicable, the relevant Sub-Agreement) as part of Appendix A (Products) or using such other system(s), database(s), and/or document(s) as the Parties’ may agree to confirm applicable Specifications. Where a written Specification does not exist, either Party may initiate discussions on creating such documentation and including under this Agreement. Where no documented Specification exists, then references to the Specification as set forth herein will mean that the Product meets the manufacturing performance, product composition, and release standards customarily used by Supplier for that Product immediately prior to the Effective Date.
Section 3.3.    Product Change Management. Either Party may request changes to the Products, Specifications, Engineering Changes, and other details of the supply arrangement created hereunder. Change requests will be made by and coordinated through the SA Contacts. The SA Contacts will coordinate the review and discussion of all change requests. All changes will be by mutual agreement, which in the case of changes to Product pricing, Specifications, or the addition or deletion of Products from Appendix A (Products) should be confirmed in writing prior to updating the relevant system(s), database(s), document(s) and/or Appendices. Material changes to the terms of this Agreement and any Sub-Agreement will be completed through a signed amendment or other signed document. Where agreement on a change request cannot be reached in a reasonable amount of time, the change request will be escalated to the SA Sub-Committee.
Section 3.4.    Product Discontinuation.
(a)    Except as set forth in Section 3.4(b),  Supplier’s right to discontinue a Product is limited to an event of Force Majeure (subject to Section 15.1) or situations where Supplier is taking such action to comply with applicable Law, including, actual or anticipated enforcement actions, legal or regulatory concerns from agencies or other governmental authorities, permits or other operating approvals that may impact production, or liabilities relating to operations. Supplier will give one year advance prior notice of discontinuation where the circumstances permit such a time period, otherwise Supplier will give advance notice as is practicable under the circumstances. For any Product discontinuation the SA Contacts will determine whether additional Product capacity exists beyond the relevant Forecast and/or historical purchase quantities and agree upon and document any final purchase quantities and timing. Where any Product discontinuation occurs under this Section 3.4(a) and agreement on final purchase quantities cannot be reached in a reasonable amount of time, the matter will be escalated to the SA Sub-Committee.
(b)    Supplier is planning to exit the manufacture and supply of Products consisting of, containing, or manufactured with the aid of, per- and polyfluoroalkyl substances (“PFAS” and such Products the “PFAS Products”). Purchaser is fully aware of this exit. Within thirty (30) days of the Effective Date the Parties will meet to discuss a final purchase schedule of such PFAS Product to allow Purchaser to build a reasonable inventory of such PFAS Product (not to exceed the quantity of such PFAS Product identified on Appendix B (PFAS Product Forecast), which will be considered binding on both Parties and Orders will be placed accordingly unless the parties mutually agree to deviate). The SA Contacts will confer on the availability of the PFAS Product, review the status of open Orders that may be accepted and filled, and determine whether Supplier is able to manufacture the volumes specified on Appendix B (PFAS Product Forecast) based on its manufacturing schedules, availability of raw materials and inputs, and any other constraints. Nothing herein shall require that Supplier undertake additional manufacturing of a PFAS Product if doing so would be inconsistent with Supplier’s exit of PFAS and PFAS Products. Purchaser is responsible for all costs, expenses, and risk of damage and loss in storing Products supplied as part of the final purchase schedule. Where Purchaser does not request a final purchase schedule or where the Parties are unable to reach agreement on a final purchase schedule, Supplier’s rights hereunder expressly include that Supplier may discontinue or reduce the quantity of PFAS Products available in its complete and sole discretion, including reducing or rejecting the quantities identified in Forecasts and/or Orders, even if previously accepted.
Section 3.5.    Priority. Where a Forecast for Products exists, Supplier will take reasonably necessary steps to maintain the priority of supplying Purchaser at the levels stated in the Forecast that are proportional to Supplier’s prioritization of its own products. Should the situation arise whereby manufacturing is constrained (e.g., due to raw materials, manufacturing capacity or other inputs) and there is a need to allocate the available production, the determination of each Party’s allocation of the available production will take into account their most current rolling 12-month forecast, not to exceed 10% more than historical actual demand. In the event of Force Majeure, Article 15 will apply to such prioritization and allocation. In the event of a product discontinuation, Section 3.4 will apply.
Section 3.6.    Inventory. Supplier will maintain adequate inventory of raw materials, packaging, components, semi-finished, and finished goods to meet the lead times for Products in accordance with the Forecasts. If Purchaser requests Supplier to build and/or maintain additional inventory, the Supplier will initiate discussions on how to meet such request and any resulting price or cost adjustments that may reasonably be required. If Purchaser does not order according to a Forecast or place order for agreed upon inventory, Purchaser will pay Supplier for that portion of inventory, including such portion of raw materials, packaging, components, semi-finished, and finished goods that cannot be used by Supplier for its own business purposes.

Section 3.7.    Covenant; Exclusivity.
(a)    The Products supplied under this Agreement that are in a raw material, jumbo, bulk, semi-finished, input form (the “Semi-Finished Products”) will be used by Purchaser only for its internal manufacturing and converting operations and may not be sold to any third-party except as incorporated into Purchaser’s products, provided, that, Purchaser shall be permitted to continue to resell the Semi-Finished Products that Purchaser resells as of the Effective Date, subject to any applicable restrictions under Section 5.7 (Non-Competition Provisions; Restrictive Covenants) of the SDA or the IP Cross-License Agreement.
(b)    Notwithstanding Section 3.7(a) above, in the event of a Portfolio Action by Purchaser, Purchaser shall be permitted to resell to the buyer in such Portfolio Action (the “Buyer”) those (and only those) Semi-Finished Products that are used by the part of Purchaser’s business divested in such Portfolio Action at terms to be agreed exclusively between the Purchaser and the Buyer; provided, that, this Section 3.7(b) does not apply if the Buyer is on Exhibit [__]. The resale of the Semi-Finished Products by Purchaser to the Buyer shall not in any way establish a legal or other relationship between the Supplier and the Buyer and the Buyer shall not have any rights under or in connection with this Agreement, in particular, the Buyer shall not be a third party beneficiary of or otherwise benefit from this Agreement. Purchaser shall, upon Supplier’s request, provide to Supplier all sales data concerning the resale of Semi-Finished Products to any Buyer reasonably necessary for Supplier to confirm Purchaser’s compliance with the terms of this Section 3.7(b). In case the Buyer, instead of purchasing Products from Purchaser, wants to enter into a direct supply relationship with Supplier, Supplier will consider in good faith negotiating a standalone supply agreement with the Buyer.
(c)    For certain Products listed in Appendix C (Exclusivity) (the “Exclusive Products”) the Supplier has reserved for itself the certain customers in designated territories to whom it will exclusively supply (the “Supplier Exclusive Customers”) and allocated to Purchaser certain other customers in designated territories to whom the Purchaser will exclusively supply (the “Purchaser Exclusive Customers”), in each case, as listed in Appendix C (Exclusivity). Supplier will not actively sell or distribute Exclusive Products, whether through resellers or under its own name and brands, to Purchaser Exclusive Customers. The exclusivity term is for so long as the Exclusive Products are purchased by Purchaser under this Agreement. [Purchaser will focus its selling efforts for Exclusive Products on retail and consumer healthcare channels and will not actively sell Exclusive Products to hospitals or hospital-owned pharmacies. In the event that sales of Exclusive Products to hospitals or hospital-owned pharmacies may occur through Purchaser’s distributor or other reseller, Supplier may notify Purchaser of such sales and the exclusive remedy will be that the Parties will confer on any steps to align the customer to the appropriate channel partner as permitted under local country law.]1 Nothing herein shall restrict Purchaser from making passive sales to Supplier Exclusive Customers or Supplier from making passive sales to Purchaser Exclusive Customers.
Section 3.8.    Packaging. As of the Effective Date and excluding changes to branding, naming, or trademarks, Supplier will continue to package Product as it was packaged and labeled
1 Note to Draft: Language in brackets only applicable where SpinCo acts as Supplier.

immediately prior to the Effective Date. To the extent practicable, content and format details for packaging and labeling should be set forth in documentation maintained by the Parties, which may be compiled with the Specifications or in such other manner as the Parties designate. For Product where packaging and labeling documentation is specified, Supplier is responsible to supply Product in accordance therewith. Where either Party requests that packaging be changed or modified by Supplier, or that new packaging be implemented by Supplier, the Parties will cooperate to implement such change on a reasonable timeline and work through existing inventory to avoid waste or scrapped inventory or packaging, and Product pricing will be adjusted to reflect the change (increase or decrease) in costs. Where Purchaser mandates that such change take place more quickly than can be agreed to by Supplier, Purchaser is responsible to reimburse Supplier for scrapped inventory and waste.
Section 3.9.    Product Representations. Purchaser is responsible for the accuracy of its product representations and claims, including those used on package or in other marketing collateral or content. Where Supplier also sells a substantially similar product to the Products covered by this Agreement into distribution or end user channels and Supplier makes product representations and marketing claims in support of its own marketing and sales efforts, then Purchaser may request, and Supplier will provide, relevant documentation and support for Supplier’s representations and claims, including relevant substantiation.
ARTICLE 4
TERM
Section 4.1.    Term; Extension.
(a)    This Agreement shall become effective on the Effective Date. The initial fixed duration is three (3) years for the supply of Products, unless terminated earlier in accordance with Section 4.2 (“Initial Term”). The acceptance or fulfillment of any Purchase Orders by Supplier after expiration of the Term shall not extend or renew this Agreement. Any such Orders will be controlled by this Agreement, but only with respect to the Order(s) accepted and shall not obligate Supplier in any way beyond supplying the Product(s) identified in the Order.
(b)    The Parties (coordinated via the SA Contacts) shall work together to identify, and each Party shall independently work to evaluate, validate, and qualify, potential Third-Party Suppliers for the Product(s). The development and implementation of this process will be overseen by the SA Sub-Committee (or a working group or sub-sub-committee established by the SA Sub-Committee) and shall be reviewed on a quarterly basis with the Transition Committee. Appendix D (Qualified Third-Party Suppliers) includes potential Third-Party Suppliers that the Parties agree, as of the date of this agreement, qualify as SpinCo Qualified Suppliers or Company Qualified Suppliers, as applicable (each as defined in the IP Cross-License Agreement).
(c)    Following the Initial Term, this Agreement will automatically extend (on a Product-by-Product basis) until the earliest of (i) if either Party delivers a Notice of Third-Party Supplier, the applicable Transition Period specified in Section 4.1(d); (ii) termination pursuant to Section 4.2, or (iii) the Outside Date.

(d)    At any time following the Effective Date, either Party may elect to establish one or more Third-Party Suppliers. If either Party so elects, it will notify the other Party that it has identified a Third-Party Supplier and is working to produce Validated Production Samples. Upon delivery of Validated Production Samples by such Third-Party Supplier, the Party will provide a notice to the other Party (a “Notice of Third-Party Supplier”). Upon delivery of such Notice of Third-Party Supplier, the Transition Period for such Product(s) will start; provided that:
(i)    If Supplier provided the Notice of Third-Party Supplier, the Transition Period shall not exceed five (5) years following the Notice of Third-Party Supplier;
(ii)    If Purchaser provided the Notice of Third-Party Supplier, the Transition Period shall not exceed (i) seven (7) years following the Notice of Third-Party Supplier, if the proposed change or transition requires Purchaser to seek and obtain new or additional Governmental Approvals or regulatory requalification of manufacturing equipment, processes or materials (such Product a “Regulated Product”), or (ii) five (5) years post Notice of Third-Party Supplier, if the proposed change does not require Purchaser to seek and obtain new or additional Governmental Approvals or regulatory requalification of manufacturing equipment or processes.
(e)    In connection with establishing any Third-Party Supplier pursuant to Section 4.1(d), (i) Purchaser will be responsible for any costs and expenses incurred in connection with establishing a Third-Party Supplier (“Set-Up Costs”) incurred to address requirements or needs specific to Purchaser and (ii) for any Set-Up Costs not addressed by clause (i), each of Supplier and Purchaser will be responsible on a pro rata basis based upon their respective volumes of the product(s) expected to be provided by the Third-Party Supplier. For example, for any Set-Up Costs not addressed by clause (i), if the Third-Party Supplier will provide seventy percent (70%) of the volume to Supplier, Supplier will pay seventy percent (70%) of the Set-Up Costs and Purchaser will pay the remaining thirty percent (30%) of the Set-Up Costs.
(f)    Whichever Party provided the Notice of Third-Party Supplier pursuant to Section 4.1(d) will be responsible for the process of transferring knowledge, skills, or technologies, to the Third-Party Supplier.
Section 4.2.    Termination.
(a)    This Agreement or any Sub-Agreement may be terminated in its entirety:
(i)    on thirty (30) days prior written notice by either Party upon the other Party’s insolvency, bankruptcy, or general inability to pay its debts as they become due;
(ii)    by one Party upon the other Party’s material default or material breach of any provision of this Agreement or any Sub-Agreement, which remains uncured for more than one-hundred-twenty (120) days after notice is received of the default or breach;
(iii)    by either Party for the other’s failure to comply with the requirements set forth under Section 2.2; and

(iv)    by Supplier if Purchaser becomes overdue or delinquent in payment of invoices and such total amount exceeds ten percent (10%) of the expected yearly purchase dollar volume of Products under this Agreement.
(b)    Purchaser shall furthermore have the right to terminate as to impacted Products, but not as to the entire Agreement or Sub-Agreement, where (x) Supplier consistently fails to deliver Product in accordance with stated lead times or agreed upon service metrics; (y) the Parties are unable to agree upon implementing a Purchaser requested Product modification or Engineering Change within ninety (90) days of the request date; and (z) where Force Majeure affecting Supplier as to a Product lasts longer than ninety (90) days.
Section 4.3.    Effect of Termination. Upon expiration or Termination:
(a)    Parties will perform on any agreed upon Orders, and Supplier will deliver to Purchaser, and Purchaser will pay the applicable Product Price for, any undelivered Product under such Order;
(b)    Purchaser will purchase any branded labeling or packaging for which Supplier has paid and purchased based on standard lead times but not used, at cost; and
(c)    this Agreement will continue to apply to any placed Order or other already existing Sub-Agreement which has a term longer than the Term.
Termination of this Agreement will not relieve either Party of any claims against it that arise under this Agreement before the Agreement is terminated.
Section 4.4.    Survival. The following articles survive expiration or Termination: Section 2.2 (Compliance with Law and Other Requirements); Article 4 (Term); Article 6 (Payment); Article 7 (Delivery and Acceptance); Article 8 (Purchaser Material and Purchaser Equipment; Intellectual Property/Impact on Product Supply; Marks); Article 9 (Representations and Warranties); Article 10 (Indemnities); Article 12 (Insurance), Article 13 (Dispute Resolution); Article 14 (Confidentiality); and all provisions which by their nature are meant to survive.
ARTICLE 5
FORECASTS; ORDER PROCESS; ORDER TERMS AND CONDITIONS
Section 5.1.    Forecast. At the outset of this Agreement Appendix A (Products) will identify those Products that have supply limitations and may set monthly and/or yearly maximum quantities based upon such limitations and Purchaser’s historical share of such Products, which thereafter may be updated with reasonable notice to Purchaser. Purchaser will provide Supplier a non-binding Forecast each quarter for its forecasted needs for Product prepared on a thirty-six (36) month rolling basis. Where no Forecast for a Product exists, Supplier may accept and fill any Orders based on product availability, standard lead times (as set out in Parent’s systems or SpinCo’s systems, as applicable), and production schedules as of the time of Order. Any portion of a Forecast that is within one hundred and twenty (120) days will be considered binding on both Parties and Orders will be placed accordingly unless the parties mutually agree to deviate from the firm portion of a Forecast. Except as otherwise provided herein, a Forecast is not a contractual obligation of either Party. The Parties will meet four (4) times per year to review Product availability, inventory levels, raw material, and any non-working inventory and arrange for a financial settlement of incurred costs to the extent that Purchaser’s placed Orders did not adhere to the binding portion of a Forecast. If, twelve months prior to the anticipated expiration or termination of this Agreement, Purchaser has failed to obtain a Governmental Approval that is required with respect to a Regulated Product being supplied at that time under this Agreement despite having taken reasonable and timely steps to obtain such Governmental Approval, the portion of the most recent Forecast relating to such Regulated Products that is within twelve (12) months of such anticipated expiration or termination of this Agreement will be considered binding on both Parties and Orders will be placed accordingly unless the Parties mutually agree to deviate from the firm portion of a Forecast; provided, that, this sentence does not apply to PFAS Products, which are governed by Section 3.4(b). If the Parties identify potential supply limitations or other capacity constraints in connection with the Forecast or the mutually agreed purchase schedule, the Parties (coordinated via the SA Contacts) will discuss in good faith commercially reasonable alternatives to address such capacity constraints.
Section 5.2.    Order Process. Order transactions and processing will use the Supplier’s standard systems and electronic methods unless the Parties mutually agree in writing to use a different process. Any terms and conditions contained in a Purchase Order are not applicable and may be binding upon Supplier only if expressly accepted by Supplier through an Order acknowledgement or other document. Order acceptance occurs either through issuance of any Order acknowledgment or through standard processing within Supplier’s system.
Section 5.3.    Order Changes; Cancellations. Once an order is placed and accepted, it may only be changed or canceled upon mutual agreement of the Parties.
ARTICLE 6
PAYMENT
Section 6.1.    Product Prices. The price for each Product is stated in Appendix A (Products) which prices include all Product costs payable by Purchaser (the “Product Price”). Where Supplier is arranging transportation and shipping, such expenses will be reflected in the price base on FCA port of export, Incoterms® 2020 rules. Taxes and additional amounts will be stated on the invoice and owed by Purchaser.
Section 6.2.    Adjustment of Prices.
(a)    During the Initial Term, on an annual basis, Supplier will review and may adjust Product Prices to reflect changes in cost of production (including costs related to raw materials, labor (direct/indirect), equipment, maintenance, production systems, packaging, quality control, research and development, analytics, utilities, insurance, depreciation, building/rent, warehousing, waste disposal, environmental, health & safety, administrative overhead, order management, procurement, and general administration) for each of the Products. Supplier anticipates that such changes will become effective in January of each year during the term of the Agreement and will be communicated at least thirty (30) days prior to taking effect. Additionally, if the price of any component of the manufacturing or production cost of a Product has changed by at least ten percent (10%) relative to the price Supplier or any relevant Affiliate was paying at the time of the last price adjustment, Supplier will adjust such Product Price upon thirty (30) days’ prior written notice and not more than once in any calendar quarter. The adjusted Product Price will apply to any pending and accepted Orders. Supplier may include in any price adjustment of a Product made pursuant to this Section 6.2 such amount as allows Supplier to maintain the gross margin rate that was in place on the Effective Date. In connection with any adjustment to a Product Price, Supplier will provide Purchaser with a reasonable supporting explanation of the rationale for the adjustment.
(b)     After the Initial Terms, Supplier may adjust Product Prices at any time and will use reasonable efforts to provide at least thirty (30) days’ notice, provided that, Supplier will not increase the gross margin rate that was in place on the Effective Date beyond the maximum gross margin rate identified on Exhibit [__]. Adjusted Product Price will apply to any pending and accepted Orders.
Section 6.3.    Payment. Payment terms are thirty (30) days from receipt of the applicable invoice. All payments will be made in the currency designated by the Order acknowledgement or stated on the invoice. Payments will not be adjusted for Supplier’s errors, defects, or noncompliance with an Order or this Agreement. If Purchaser disputes the amount of any invoice, Purchaser will pay Supplier the undisputed amount and follow the dispute resolution process in Article 13. Purchaser agrees to comply with any credit requirements established by Supplier’s credit department. Purchaser will maintain a satisfactory credit relationship with Supplier by keeping its account current. In the event of non-payment, Supplier may hold or cancel orders until such time as Purchaser’s account becomes current.
Section 6.4.    Invoicing. Invoices will be submitted using Supplier’s standard system and dated no earlier than the date of shipment. Each Supplier invoice and all related documents (such as packaging lists, bills of lading, freight bills, and correspondence) will include at least: (a) Order number; (b) applicable Order line item number(s) and item identification(s); (c) volume and unit of measure; (d) Product Price; and (e) Purchaser’s identification number (if provided by Purchaser).
Section 6.5.    Bank Instructions. Supplier will provide Purchaser its payment processing instructions. If Supplier wishes to modify its bank routing instructions (“Bank Instructions”), it must provide Purchaser written notice of such request. All requests under this Section are subject to verification and validation by Purchaser. Supplier will cooperate with Purchaser’s requests for additional information.
ARTICLE 7
DELIVERY AND ACCEPTANCE
Section 7.1.    Delivery Dates. Each Order will specify a requested shipment date consistent with standard lead times. Supplier will confirm the anticipated shipment date through order acknowledgement or other standard process. If it appears that Supplier will not be able to ship the order on time, then Supplier will inform Purchaser and provide Purchaser with a revised shipment date. So long as Supplier’s order fulfillment performance is consistent with historical norms and demonstrated capabilities, Supplier will not be liable for any costs resulting from any delay in shipping any order.
Section 7.2.    Risk/Cost of Shipping. Except as otherwise agreed by the Parties or as designated through an order acknowledgment, shipments where the Supplier and the Purchaser entity receiving the Product are in the same country (a “Domestic Shipment”), shall be shipped “freight collect”. All shipments where the Supplier and the Purchaser party receiving the Product are not in the same country (a “Cross-Border Shipment”), shall be shipped FCA port of export, Incoterms® 2020 rules. For Cross-Border Shipments, the Incoterms® 2020 rules shall define the obligations of the Supplier with regards to delivery, costs, and risk of loss. Supplier will make any claims with any shipping carrier for any damages or Disputes arising in connection with the transit of any Product.
Section 7.3.    Acceptance. Payment or transfer of title will not constitute acceptance of Product by Purchaser. Once Product is used, converted, or altered by Purchaser, the Product is deemed accepted and cannot be returned. Acceptance of Product, or inspection or approval of Product, warnings, disclaimers, design, or materials by Purchaser, will not relieve Supplier from its obligations, warranties, representations, and conditions in this Agreement, which will survive inspection, installation, acceptance, and payment by Purchaser.
Section 7.4.    Returns; Overages/Shortages; Recalls/Customer Complaints; Non-Conforming Product.
(a)    Returns; Overages/Shortages. Return of Products may occur only as allowed by this Agreement. Prior to shipping a return Purchaser will contact Supplier to receive a returned goods authorization. Purchaser may require substitution for or replacement of Product, at Supplier’s expense (including any cost of shipping) if any Product shortage, overage, damage, or other shipping non-conformance occurs.
(b)    Recalls/Customer Complaints. Purchaser and Supplier will work together in connection with any Recall, and Supplier will use its commercially reasonable efforts to assist Purchaser in the investigation of, and corrective action for, Purchaser customer complaints related to Product. Purchaser may take any actions required under applicable Law for a Recall. Where a Recall is the direct and proximate result of Supplier’s nonconformance with Section 9.2 of this Agreement (i) Supplier will accept return from Purchaser of Product that is subject to Recall, (ii) Purchaser may request replacement, at Supplier’s expense, of any Product that is subject to Recall, and (iii) Supplier will bear the expense (including return shipping and reimbursement of Purchaser’s reasonable out-of-pocket expenses, including reasonable attorneys’ fees) of such Recall. Where additional causes or factors beyond Supplier’s nonconformance with Section 9.2 of this Agreement result in the Recall, Supplier is only financially responsible for its portion thereof. With respect to Recall liability under Section 7.4, Supplier’s total obligation and liability shall in no event exceed Supplier’s net sales to Purchaser of the Product leading to the Recall in the preceding twelve months.
(c)    Non-Conforming Product. Where Purchaser asserts that Product is non-conforming for any reason, including for not complying with this Agreement or not meeting an applicable Specification or warranty, prompt notice will be communicated to the Supplier’s SA

Contact. The Parties will cooperate to review the situation and undertake reasonable investigation and analysis to determine whether a non-conformance exists and potential root causes or corrective actions. If Purchaser requests additional investigation that exceeds historical service levels it may initiate a request under the appropriate Ancillary Agreement for a project to be opened to conduct the assessment. Any non-conforming Product will be held by Purchaser at Supplier’s risk. At Supplier’s request and cost, Purchaser will either return or properly dispose of non-conforming Product, including any portion thereof that Supplier may require for testing or analysis.
Section 7.5.    Inspection and Testing; Product Holds and Release.
(a)    Inspection and Testing. Purchaser may inspect or test Product at Supplier’s plant, off-site, or at the point of destination. Upon reasonable advance notice and during normal business hours, Supplier will make Product, materials, and the manufacturing facilities available for inspection by Purchaser and its representatives, at Purchaser’s cost. Purchaser, at its expense, may also monitor Supplier’s inspection, quality, and reliability procedures, and review and audit Supplier’s records regarding Product. The rights granted hereunder will be subject to reasonable and customary restrictions by Supplier to protect intellectual property rights and the safety of the Parties.
(b)    Product Holds and Release. Where a Product is put on hold, including for further analysis and review prior to release or for other potential quality reasons, the Parties will exchange information reasonably necessary to assess the Product and reach a determination as to its suitability for release from hold or other disposition. If Purchaser has requested the hold, it will issue a release approval to Supplier prior to the shipment of such Product.
Section 7.6.    Shipping Materials. Certain Products due to their form, size, or quantity will be transported in reusable or returnable shipping materials, such as totes, drums, cores, racks, and containers. Products with such shipping materials are identified on Appendix A (Products) or in the applicable Specification. For such Products, Purchaser is obligated at its own cost, expense, and risk of loss to return the shipping materials to Supplier within the time stated on Appendix A (Products), or if no time is stated then within a reasonable time. For designated items, which may include specified cores and racks, a monthly recharge program may be used in lieu of designated pricing. Where such shipping materials are not received by Supplier or are received in a damaged or unusable condition, Supplier will invoice Purchaser for the replacement costs of such shipping materials. Purchaser is obligated to pay such invoices in accordance with Section 6.2.
ARTICLE 8
PURCHASER MATERIAL/EQUIPMENT; IP; MARKS
Section 8.1.    Purchaser Material/Equipment. Any Purchaser Material and Purchaser Equipment identified on Appendix E (Purchaser Material/Equipment) are the sole property of Purchaser. Purchaser may file appropriate documentation (including UCC financing statements) to acknowledge Purchaser’s ownership of Purchaser Material and Purchaser Equipment without Supplier’s signature. Supplier will maintain all Purchaser Material and Purchaser Equipment in a safe condition at its own cost. Except as otherwise authorized by Purchaser, Purchaser Material and Purchaser Equipment will be utilized only for the purposes of this Agreement. If Purchaser Equipment or Purchaser Material is lost or damaged due to the fault of Supplier or Supplier Personnel, or while in the possession of Supplier or Supplier Personnel, Supplier will, at Purchaser’s sole discretion, either promptly replace the Purchaser Equipment or Purchaser Material at its expense or reimburse Purchaser for the full value of the lost or damaged Purchaser Material or Purchaser Equipment. Upon Purchaser’s request, Supplier will promptly return any Purchaser Equipment or unused Purchaser Material to Purchaser in its original condition, except for reasonable wear, at Purchaser’s expense for crating and shipping. Nothing stated in this Section 8.1 shall apply to any Purchaser Material or Purchaser Equipment that is subject to a Transition Contract Manufacturing Agreement.
Section 8.2.    License by Purchaser. Notwithstanding anything to the contrary in the IP Cross-License Agreement, Purchaser hereby grants, and shall procure that its relevant Affiliates shall grant, to Supplier and its Affiliates a royalty-free, non-exclusive, non-transferable, non-sub-licensable (except to subcontractors permitted under this Agreement) license during the term of this Agreement to use the Intellectual Property Rights controlled by Purchaser and its Affiliates only to the extent necessary for Supplier’s provision of the Products to Purchaser in accordance with this Agreement.
Section 8.3.    Use of Marks. Supplier and Purchaser will agree upon the appropriate use of the Parties’ respective marks. To the extent not covered by an Ancillary Agreement, Purchaser grants a non-exclusive, royalty-free license to Supplier under the Trademarks pursuant to the terms of Appendix F (Trademark provisions) for Supplier to fulfill its obligations hereunder, including sourcing any labeling, packaging, or other materials that may display or incorporate Purchaser’s Marks.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
Section 9.1.    Product Use. Purchaser acknowledges that many factors that are uniquely within Purchaser’s knowledge affect the use and performance of the Product, including use in Purchaser’s manufacture and sale of its own products. Purchaser is solely responsible for its own products, including for determining whether each Product is fit for a particular purpose and suitable for incorporation into Purchaser’s products and use in its manufacturing processes. Purchaser is solely obligated to assure that Purchaser’s products are safe and comply with applicable Laws.
Section 9.2.    Warranty and Limitations. Supplier represents and warrants that at the time of shipment to Purchaser or, if drop shipped from a manufacturing facility, to the Purchaser’s designated drop ship location, each Product will (a) meet the applicable Specification, and (b) conform to the applicable requirements of the Master Supplier Quality Agreement as well as all applicable Laws. Supplier has no obligation or responsibility for determining whether any Product is fit for a particular purpose or suitable for any Purchaser’s use and methods of application. Supplier has no obligation for changes, alterations, or modifications in any Product that result from Purchaser’s storage, handling, and use of the

Product in the manufacture or assembly of Purchaser’s products. For the avoidance of doubt, this warranty and limitations shall control over the Master Supplier Quality Agreement for Products supplied under this Agreement.
Section 9.3.    Limited Remedy. If a Product is non-conforming in that it does not meet the warranty pursuant to Section 9.2, Purchaser’s sole and exclusive remedy is, at Supplier’s option, replacement or repair of the Product demonstrated to be non-conforming or refund of the purchase price paid. Claims of non-conformance must be made within one year of the date of Supplier’s shipment of the Product at issue. For the avoidance of doubt, this limited remedy shall control over the Master Supplier Quality Agreement for Products supplied under this Agreement.
ARTICLE 10
INDEMNITIES
Section 10.1.    Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (collectively the “Indemnified Persons”) from and against any damages, losses, liabilities or costs (other than costs allocated to be borne by the indemnified Party under the Agreement, but including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) (“Damages”) incurred by the Indemnified Persons resulting from any Third Party Claim against the Indemnified Persons to the extent caused by, resulting from, or in connection with:
(a)    any breach of Section 14.1 by the Indemnifying Party or any of its Affiliates or its or their respective Representatives, or
(b)    any gross negligence or willful misconduct by the Indemnifying Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, provided, however, that the Indemnifying Party shall not be responsible for any Damages of the Indemnified Persons to the extent that such Damages are caused by, result from, or arise out of or in connection with any Indemnified Person’s gross negligence or willful misconduct.
Section 10.2.    Indemnification by Purchaser. Notwithstanding Section 10.1, Purchaser shall indemnify, defend and hold harmless Supplier’s Indemnified Persons from and against any Damages resulting from any Third Party Claim to the extent caused by, resulting from or in connection with (i) any of the Products supplied by or on behalf of Supplier hereunder, (ii) the transactions contemplated by this Agreement or (iii) Supplier’s actions or inactions in connection with any such Products or transactions, provided, however, that Purchaser shall not be responsible for any Damages of Supplier’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the Supplier’s or any of its Affiliates’ gross negligence or willful misconduct in performing its obligations under this Agreement.
Section 10.3.    Indemnification by Supplier. Notwithstanding Section 10.1, Supplier shall indemnify, defend and hold harmless Purchaser’s Indemnified Persons from and against any Damages to the extent caused by, resulting from or in connection with any breach of this Agreement by Supplier, provided, however, that Supplier shall not be responsible for any Damages of Purchaser’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the Purchaser’s or any of its Affiliates’ gross negligence or willful misconduct in performing its obligations under this Agreement.
Section 10.4.    Procedure.
(a)    Each Party shall use its commercially reasonable efforts to mitigate any Damages for which such Party seeks indemnification under this Agreement.
(b)    Sections 4.5 and 4.6 of the SDA shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.
ARTICLE 11
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES
Section 11.1.    Exclusions of Liability.
(a)    Unless explicitly set out otherwise in this Agreement, no Party, nor any of their respective Affiliates, shall be liable in connection with this Agreement for any punitive, incidental, consequential, exemplary, special or indirect, speculative, not reasonably foreseeable or similar damages, including any loss of future revenue, profits, income, or anticipated savings, loss of business reputation, goodwill or opportunity relating to the breach or alleged breach of this Agreement, diminution of value or based on any type of multiple; provided, this sentence does not preclude such Damages to the extent actually owed with respect to a Third-Party Claim or caused by, resulting from, arising out of, or in connection with (i) any fraudulent acts or omissions, (ii) a breach of Section 14.1, or (iii) solely with respect to such damages incurred by Supplier or any of its Affiliates, the use of the 3M Trademark by Purchaser or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark. The limitations of this Section 11.1(a) apply regardless of whether the damages are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.
(b)    Notwithstanding anything in this Agreement to the contrary, neither Supplier nor any of its Affiliates shall have any liability towards Purchaser or any of its Affiliates or Indemnified Persons for (a) any failure to supply the Products or perform any of its obligations hereunder in accordance with this Agreement or (b) any Damages or inconveniences incurred by Purchaser or any of its Affiliates or Indemnified Persons, in each case ((a) and (b)) to the extent caused by, relating to, or arising out of or in connection with (i) Purchaser’s or any of its Affiliates’ acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement, (ii) Purchaser’s or any of its Affiliates’ implementation, execution, use or exploitation of any of the services, Products (including product liability claims) or other deliverables received by or benefits (including usage rights) granted to Purchaser or its Affiliates under or in accordance with this Agreement, (iii) Purchaser’s or any of its Affiliates’ manner of operating or conducting Purchaser’s business (including the operations or systems) if operated or conducted materially differently than the manner in which Purchaser’s business was operated or conducted immediately prior to the Initial Distribution, (iv) any transactions contemplated by this Agreement other than the supply of the Products or Supplier’s other express obligations set out in this Agreement, or (v) Supplier’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (i) through (v) or that were caused by specifications or directions provided by Purchaser, except, in each case, to the extent caused by Supplier’s or its Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.
Section 11.2.    Limitations of Liability.
(a)    Subject to Section 11.3 below, Supplier’s and its Affiliates’ aggregate maximum liability in connection with this Agreement, the Products supplied hereunder or the transactions contemplated hereby, shall not exceed in the aggregate in any calendar year, an amount equal to one hundred percent (100%) of the gross amount of Product Price paid or payable by Purchaser for all Products in that calendar year. In addition, any liability of Supplier (and its Affiliates) under this Agreement shall be subject to and count against the Maximum Transition Agreement Cap. Purchaser acknowledges that the liability caps described in this Section 11.2(a) are fair and reasonable. For the avoidance of doubt, the liability caps under this Section 11.2(a) shall be calculated based on the gross amount of Product Price paid or payable under this Agreement, not the net amount of payments made pursuant to the Settlement Statement.
(b)    Notice of any claim under this Agreement shall be in writing and made reasonably promptly after becoming aware of such claim, but in no event later than one (1) month after the act or omission giving rise to the claim and such claim must specify the Damages amount claimed and a reasonable description of the action (including, as applicable, the relevant act or omission) giving rise to the claim.
(c)    The limitation of liability of this Section 11.2 is independent of, and survives, any failure of the essential purpose of any limited or exclusive remedy under this Agreement.
(d)    If and to the extent that Supplier's failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party subcontractor used by Supplier for the performance of any of its obligations hereunder, Supplier shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that Supplier shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party subcontractor, and pass-on to Purchaser an equitable and proportionate share of the damages or similar amounts. Alternatively, Supplier may, in its sole discretion, assign to Purchaser any Damage claims that it may assert against the relevant Third Party subcontractor in relation to Purchaser’s Damage. In case the act or omission of the Third Party Provider that caused the Damage also caused prejudice to Supplier’s own business (or that of its Affiliates), the distribution shall be limited to a reasonable pro rata share.
Section 11.3.    Unlimited Liability. The limitations of liability pursuant to Section 11.2 shall not apply to:

(a)    any fraudulent, grossly negligent or willful acts or omissions by a Party;
(b)    either Party’s breach of Section 14.1;
(c)    a Party’s indemnification obligations pursuant to Section 10.1 or Section 10.2;
(d)    Supplier’s liability to pass-on any sums or other benefits it is able to recover from a Third Party subcontractor under Section 11.2(d); for clarity, any such recovered sums or benefits shall not count against the liability cap set out in Section 11.2(a);
(e)    Purchaser’s liability for Damages incurred by Supplier in relation to the use of the 3M Trademark by Purchaser or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark; and
(f)    Supplier’s obligation to replace, or provide a refund for, Products that do not conform to the warranty pursuant to Section 9.2.
Section 11.4.    Disclaimer of Warranties and Acknowledgment. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT SUPPLIER (ON BEHALF OF ITSELF AND ITS LICENSORS) MAKES NO WARRANTY OR CONDITION, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO (a) THE NATURE, CONDITION OR QUALITY OF ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT OR (b) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY SUCH PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. SUPPLIER MAKES NO WARRANTY OR CONDITION THAT ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT COMPLIES WITH ANY LAW OR ORDER. PURCHASER EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, OF SUPPLIER IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 11.4. NOTWITHSTANDING THE FOREGOING, IN NO CIRCUMSTANCES WILL PURCHASER BE ENTITLED TO SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF IN CONNECTION WITH ANY BREACH OR ALLEGED BREACH HEREUNDER OR OTHER CLAIM ARISING HEREUNDER.
Section 11.5.    Other Liability Terms.
(a)    With respect to any Damages arising under this Agreement, each Party agrees that it shall only seek to recover for such Damages from the other Party, and each Party hereby waives the right to seek recovery for such Damages from or equitable remedies against any the other Party’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and Representatives.
(b)    No claim may be brought under this Agreement related to any cause of action under the SDA or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.
ARTICLE 12
INSURANCE
Section 12.1.    Minimum Insurance Requirements. Each Party will maintain at least the following insurance coverages to the extent applicable within the statutory obligations of the state, province, or country where the services under this Agreement are being provided:
(a)    Commercial general liability insurance, including product liability, contractual liability, and completed operations, with limits of liability of not less than $5,000,000 per occurrence and $5,000,000 in the aggregate; provided that the limits may be satisfied by primary, umbrella, or excess insurance;
(b)    Worker’s compensation coverage, or local equivalent, as statutorily required and Employer’s Liability insurance with limits of liability of not less than $1,000,000 per Person / per accident / per occupational disease;
(c)    Commercial automobile liability insurance with limits of liability of not less than $1,000,000 combined single occurrence for bodily injury and property damage arising out of any one accident; and
(d)    Network risk coverage of not less than $5,000,000 per occurrence.
Section 12.2.    Additional Requirements. The policy limits do not limit either Party’s liability under this Agreement. Either Party may request a copy of acceptable certificates of insurance evidencing that the coverages referenced above are in effect. These insurance requirements will remain in full force and effect for three years after the Term for any claims made policies.
ARTICLE 13
DISPUTE RESOLUTION
Section 13.1.    Dispute Resolution.
(a)    The SA Sub-Committee, if any, shall be the initial contact for resolving Disputes arising out of or in connection with this Agreement. In the event that the SA Sub-Committee is unable to agree on any matter referred to it, any Dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including, without limitation, any Dispute relating to the existence, validity, breach or termination of this Agreement shall be escalated to the Transition Committee.

(b)    Any claim, disagreement or dispute between the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be resolved in accordance with Article VII of the SDA which shall apply mutatis mutandis to this Agreement. The Parties shall use the procedures set forth in Article VII (Dispute Resolution) of the SDA to resolve any matters as to which the Transition Committee is not able to reach a decision.
ARTICLE 14
CONFIDENTIALITY
Section 14.1.    Confidentiality Obligations. Supplier will not disclose or use Purchaser Confidential Information other than to perform its obligations under this Agreement or as otherwise allowed under this Section 14.1. Supplier will protect Confidential Information using the appropriate degree of care with which it protects its own or its other customers’ confidential information, and in any event, no less than reasonable care. Supplier Personnel are subject to confidentiality obligations for the Purchaser Confidential Information as strict as those in this Agreement. Supplier is responsible for any breach or alleged breach of the confidentiality obligations by Supplier Personnel. If Supplier receives any tangible materials constituting Purchaser Confidential Information, then upon Purchaser’s request Supplier will return those materials to Purchaser at the end of the Term or Purchaser’s earlier request. If either Supplier or Purchaser is required by applicable professional standards, rules, or Law to disclose the existence or terms of this Agreement or any other Purchaser Confidential Information, then the disclosing Party so required will: (a) give advance notice of the disclosure to the non-disclosing Party (unless prohibited by Law); (b) reasonably cooperate with the non-disclosing Party, at the disclosing party’s expense of the Party requesting the cooperation, if such Party seeks to protect the information requested to be disclosed; and (c) disclose the minimum amount of information legally required to be disclosed. The Parties acknowledge and agree that a Cybersecurity Incident, or unauthorized access or disclosure of Personal Information or Protected Health Information shall not be considered a breach of the confidentiality obligations in this Section 14.1.
Section 14.2.    Access to Information Technology Systems and Data. To the extent a Party or any of its Affiliates, or its or their employees, suppliers or contractors have access to the other Party’s Information Technology Systems or Party Data (as defined in the Transition Services Agreement) in relation to this Agreement, Section 10.10 of the Transition Services Agreement shall apply mutatis mutandis.
Section 14.3.    Business Contact Information. Purchaser and Supplier each acknowledges that in connection with this Agreement it will receive from the other Party certain business contact information of the other Party and that such business contact information may include Personal Information (“BCI”). Purchaser and Supplier each further acknowledges and agrees that (a) it will implement reasonable technical and administrative safeguards to secure BCI received hereunder, (b) it will, within three business days after discovering any unauthorized access to such BCI, provide written notice thereof to the other Party, (c) it will only provide to the other Party BCI which it is permitted to share, (d) it will only use BCI for the purposes of this Agreement, and (e) Purchaser and Supplier will each be a separate and independent controller of BCI that it provides to the other Party. Purchaser and Supplier will each comply with their respective obligations under applicable privacy Law with respect to their own respective processing of BCI in connection with the Agreement.
ARTICLE 15
FORCE MAJEURE
Section 15.1.    Force Majeure. If a Party (the “Non-Performing Party”) is prevented or delayed in performing any of its obligations hereunder or any applicable Sub-Agreement, in whole or in part, as a result of an event of Force Majeure, the Non-Performing Party will be excused from performing such obligations for as long as the event of Force Majeure is continuing, to the extent that:
(a)    performance is prevented or delayed by the event of Force Majeure, and
(b)    the Non-Performing Party provides prompt written notice to the other Party describing (1) the non-performance for which the Non-Performing Party seeks to be excused, (2) the event of Force Majeure, its causal connection to such non-performance and impact on the Non-Performing Party, and (3) the Non-Performing Party’s plans for allocation of available services and Products while the event of Force Majeure is continuing.
Section 15.2.    Cooperation. In the event a Party gives notice under Section 15.1, while the event of Force Majeure is continuing (1) the Non-Performing Party will provide regular updates to the other Party, and (2) the Parties will discuss regularly how best to continue their operations and mitigate the impact of the event of Force Majeure as far as possible in accordance with this Agreement. While an event of Force Majeure affecting the Supplier is continuing, Supplier will proportionally allocate any available any raw materials, manufacturing capacity, or other inputs between Supplier’s own production and the production of Products pursuant to the terms of this Agreement and in a method that Supplier determines is fair and reasonable.
Section 15.3.    Modification/Termination. If Supplier is affected by an event of Force Majeure, Purchaser may modify or terminate any Orders on notice to Supplier without liability to Purchaser.
ARTICLE 16
TRADE COMPLIANCE
Section 16.1.    Trade Compliance Rules. Purchaser will comply with all applicable export control, sanctions, customs and other trade-related laws, regulations, rules and licenses affecting any products or services supplied by Supplier, including applicable United States, European Union, United Kingdom, Switzerland and local laws and regulations (“Trade Compliance Rules”). The Parties agree, in particular, as follows:
(a)    Import Compliance. If Purchaser acts as the importer of record for Products, Purchaser will comply with all applicable Trade Compliance Rules, including all customs laws and regulations. Supplier shall not be liable for any costs or penalties related to delays in customs clearance or inaccurate customs declarations.

(b)    Export Controls. Purchaser is advised that certain Supplier products are subject to export or import control restrictions, as indicated by the export control and harmonized tariff classifications provided on commercial invoices accompanying the shipment. Buyer will not sell, supply, export, re-export, or transfer Supplier products subject to export or import control restrictions without the requisite license or other authorization under the applicable Trade Compliance Rules or in any manner which may cause Supplier to be in breach of Trade Compliance Rules. Purchaser will comply with the terms and conditions of any export or import license or authorization. Supplier is not liable for failure to deliver a product due to Supplier’s or Purchaser’s inability to obtain or maintain any required export or import license or authorization and such failure does not constitute a breach of this Agreement.
(c)    Embargoes. Purchaser represents and warrants that it will not directly or indirectly sell, supply, export, re-export, make available, transfer, or use any Supplier products, technology, or software in violation of any Trade Compliance Rules or in any manner which may cause Supplier to be in breach of Trade Compliance Rules, including the United States’ restrictions on trade with restricted regions in Ukraine (the Crimea region, Donetsk People’s Republic, and Luhansk People’s Republic), Cuba, Iran, Syria, and North Korea, or any other applicable law or regulation. Purchaser will not directly or indirectly sell, supply, export, re-export, make available, or transfer any Supplier products, technology, or software to Russia or Belarus. Purchaser shall conduct adequate due diligence to ensure Supplier products, technology, and software are not diverted to any territory or person targeted by Trade Compliance Rules.
(d)    Restricted End Users. Purchaser represents and warrants that it is not a Restricted Party (defined as any party listed in the United States’ Consolidated Screening List found at https://www.trade.gov/consolidated-screening-list, (ii) the European Union’s Consolidated list of persons, groups, and entities subject to European Union financial sanctions found at https://data.europa.eu/data/datasets/consolidated-list-of-persons-groups-and-entities-subject-to-eu-financial-sanctions?locale=en, (iii) the United Kingdom’s Consolidated List of Financial Sanctions Targets in the UK found at https://ofsistorage.blob.core.windows.net/publishlive/2022format/ConList.pdf, or (iv) any other applicable restricted party list) and is not directly or indirectly owned by one or more parties included in the foregoing lists. Purchaser will not directly or indirectly engage in any transaction involving Supplier products, technology, or software in violation of restrictions on individuals and entities listed in the foregoing lists or any other applicable restricted party list.
(e)    WMD End Users. Purchaser represents and warrants that, unless authorized, it will not directly or indirectly sell, supply, export, re-export, make available, transfer, or use any Supplier products, technology, or software in the design, development, production, operation, installation (including on-site installation), maintenance (checking), repair, overhaul, or refurbishing of nuclear, chemical, or biological weapons (or the development, production, maintenance or storage of missiles capable of delivering such weapons), safeguarded and unsafeguarded nuclear materials, missiles, space launch vehicles, unmanned aerial vehicles, or maritime nuclear propulsion.

(f)    Military End Uses and End Users. Purchaser represents and warrants that, unless authorized, it will not directly or indirectly sell, supply, export, re-export, make available, or transfer (in-country), any Supplier products, technology, or software, entirely or in part to Belarus, Burma/Myanmar, Cambodia, China, Russia, or Venezuela (1) for incorporation into a military item, or to support or contribute to the operation, installation, maintenance, repair, overhaul, refurbishing, development, or production of a military item (collectively “military end uses”); or (2) to or for use by the national armed services (army, navy, marine, air force, or coast guard), as well as the national guard and national police, government intelligence or reconnaissance organizations, or any person or entity whose actions or functions are intended to support “military end uses.”
(g)    Military-Intelligence End Use and End Users. Purchaser represents and warrants that, unless authorized, it will not directly or indirectly sell, supply, export, re-export, make available, or transfer (in-country) any Supplier products, technology, or software entirely or in part to Belarus, Burma/Myanmar, Cambodia, China, Cuba, Iran, North Korea, Russia, Syria, or Venezuela for design, development, production, use, operation, installation (including on-site installation), maintenance, repair, overhaul, or refurbishing of, or incorporation into, a military item intended to support the actions or functions of any intelligence or reconnaissance organization of the armed services (army, navy, marine, air force, or coast guard) or national guard of one of those countries.
(h)    Antiboycott Compliance. Notwithstanding any other documentary provision pertaining to the transaction(s), no Party shall take or be required to take any action prohibited or penalized under the laws of the United States or any applicable foreign jurisdiction, including without limitation the antiboycott laws administered by the U.S. Departments of Commerce and Treasury.
(i)    Consequences of Non-Compliance. Purchaser agrees that all provisions of this Trade Compliance clause are material and violation of any representation or warranty may result in immediate termination of this Agreement by Supplier. Purchaser agrees to cooperate fully with any investigation by Supplier of a suspected breach, and to protect, defend, indemnify and hold Supplier and any of its affiliated companies harmless from and against all losses (including losses arising in connection with investigations by government authorities) that in any way result from a breach of the representations and warranties in this Trade Compliance clause.
ARTICLE 17
NOTICES
Notice will be considered given upon: (a) personal delivery; (b) in the case of a notice given by email, written confirmation of receipt by the notified Party; or (c) deposit with an overnight courier, expenses prepaid, and addressed as set forth below and upon confirmation of delivery by the courier. Notice of a Party’s address change will be given as stated in this Article.
All notices must be in writing and sent to the respective Party at the address as set forth below (or at such adder address as shell be specified by a Party in a notice given in accordance with this Article 17):

If to Parent:	3M Company

3M Center, Building [●]
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com

Attention:	[TITLE]

with a copy (which shall not constitute notice) to:
3M Company
Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com

Attention:	[TITLE]

If to SpinCo:	Solventum Corporation
[ADDRESS]
E-mail: [●]

Attention:	[TITLE]

with a copy (which shall not constitute notice) to:
Solventum Corporation
Office of General Counsel
[ADDRESS]
E-mail: [EMAIL]

Attention:	[TITLE]
ARTICLE 18
MISCELLANEOUS
Section 18.1.    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred by the Parties, including fees and disbursements of counsel, financial advisors, accountants and consultants, in connection with this Agreement and the transactions contemplated by this Agreement, shall be borne by the Party or its applicable Affiliate incurring such fees, costs or expenses; provided, however, that in the event this Agreement is terminated or expires in accordance with its terms, the obligations of each Party to bear its own fees, costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination or expiration.
Section 18.2.    Transfer. Neither Party may assign, delegate, or transfer any rights or duties under this Agreement without the other Parties’ prior written consent. Notwithstanding the preceding sentence, either Party may, without the prior written consent of the other Party, assign, delegate, or otherwise transfer its rights under this Agreement, in whole or in part, to one or more of its Affiliates upon prior written notice to the other Party. This Agreement will be binding upon and operate to the benefit of Supplier, Purchaser, and their respective successors and permitted assigns. Assignment to an Affiliate will not relieve the assigning Party of its obligations under this Agreement. Any such assignment, delegation, or transfer to an Affiliate is effective only so long as the Affiliate is in that relation to the Party to this Agreement, such that the assignment, delegation, or transfer shall become null and void in the event that the Affiliate is sold, merged, dissolved, or otherwise is no longer an Affiliate of the Party. For the avoidance of doubt, Section 3.7(b) governs in the event of any Portfolio Action by Purchaser.
Section 18.3.    Independent Contractor. Supplier is an independent contractor; neither Supplier nor Supplier Personnel will be deemed to have any other relationship with Purchaser or any of its Affiliates.
Section 18.4.    Federal Debarment. Supplier warrants that during the Term, Supplier has not and will not be, and no Supplier Personnel or subcontractor has been suspended or debarred, or proposed to be suspended or debarred, by a federal agency. Supplier will give Purchaser notice of any event causing this warranty to be false immediately after the occurrence of the event.
Section 18.5.    Integration. Except for an existing confidentiality or intellectual property agreement between the Parties, this Agreement, the Master Supplier Quality Agreement, and Orders and Invoices represent the entire agreement between Purchaser and Supplier regarding Product.
Section 18.6.    Amendment and Precedence. Neither this Agreement nor any right or obligation hereunder may be modified, amended, assigned, or discharged, except as expressly stated in this Agreement or by a written amendment signed by an authorized representative of each Party. Orders may propose additional commercial terms and conditions that apply to the Order of Product only if expressly accepted by Supplier in the order acknowledgment or via another written instrument. In case of a contradiction between or among an Order, this Agreement, or an applicable Sub-Agreement, the order of precedence in descending order, unless clearly stated otherwise, will be: (1) the Order, solely with regard to quantity, requested delivery date, and Product Price, (2) this Agreement, (3) the Master Supplier Quality Agreement and (4) an applicable Sub-Agreement. Except as provided above, any contrary terms and conditions contained in any documents issued in connection with the supply of Products or this Agreement are void and expressly without effect. No changes will be effective unless in writing and signed by an authorized representative of each Party.
Section 18.7.    Further References to SDA. Sections 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), 10.6 (Severability), and 10.14 (Amendments) of the SDA shall apply mutatis mutandis to the Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

[●], a [●] [corporation]

By:
Name:
Title:
[SIGNATURE PAGE TO THE MASTER SUPPLY AGREEMENT]

SUPPLIER

[●]

By:
Name:
Title:
[SIGNATURE PAGE TO THE MASTER SUPPLY AGREEMENT]